Contact:

Allison Wey

Vice President, Investor Relations and Corporate Affairs

Par Pharmaceutical Companies, Inc.

(201) 802-4000

PAR PHARMACEUTICAL COMPANIES REPORTS

FOURTH QUARTER AND FULL-YEAR RESULTS FOR 2010

Reports Q4 2010 GAAP EPS of $0.48; Adjusted Cash EPS of $0.61

Annual Revenue Tops $1.0 Billion for Second Consecutive Year

Achieves Record Gross Margin of $373.5 Million – Up 12% over FY 2009

Woodcliff Lake, N.J., February 24, 2011 – Par Pharmaceutical Companies, Inc. (NYSE:PRX) today reported results for the fourth quarter and full year ended December 31, 2010.

For the fourth quarter ended December 31, 2010, the Company reported total revenues of $227 million and income from continuing operations of $17.6 million, or $0.48 per diluted share, which includes a net $2.7 million charge related to the settlement of litigation and changes in estimates for loss contingencies.  Excluding these items, adjusted income from continuing operations (non-GAAP measure) was $19.3 million.  On an adjusted cash basis (non-GAAP measure), which excludes amortization expenses, income from continuing operations was $22.3 million, or $0.61 per diluted share for the fourth quarter 2010.  This is compared to reported revenues of $290.3 million and income from continuing operations of $10.8 million, or $0.31 per diluted share for the same period in 2009, which included several one-time items. On an adjusted cash basis, income from continuing operations was $25.8 million, or $0.74 per diluted share for the fourth quarter 2009.

For the full year ended December 31, 2010, total revenue was $1.0 billion with income from continuing operations of $92.8 million, or $2.60 per diluted share. On an adjusted cash basis (non-GAAP measure), which excludes amortization expenses and certain items as detailed in the attached reconciliation, income from continuing operations was $105.0 million, or $2.95 per diluted share.  This compares to reported revenues of $1.2 billion and income from continuing operations of $77.6 million, or $2.27 per diluted share, for 2009.  On an adjusted cash basis, income from continuing operations for the full year 2009 was $100.2 million, or $2.93 per diluted share.

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Fourth Quarter Highlights

Key Product Sales (Net sales comparisons at the product level are to third quarter 2010)

•    Metoprolol:  For the quarter ended December 31, 2010, net sales of metoprolol succinate were $73.0 million, a decrease from the third quarter 2010.  The decrease was driven by a decline in volume and price due to competition on all strengths.  Net sales for the full year 2010 were $473.2 million.  Par Pharmaceutical, the Company’s generic drug division, is the authorized generic for all strengths of AstraZeneca’s Toprol XL®.

•    Sumatriptan: Net sales of sumatriptan succinate were $19.9 million in the fourth quarter compared to $18.3 million in the prior quarter.  The increase is due to additional volume driven by customer buying patterns.  Net sales for the full year 2010 were $73.0 million. Par Pharmaceutical remained the exclusive supplier of generic Imitrex® 4mg and 6mg starter kits and 4mg prefilled cartridges and had one competitor in the 6mg prefilled cartridges throughout the fourth quarter.

•    Hydrocodone polistirex and chlorpheniramine polistirex: Net sales of hydrocodone and chlorpheniramine ER oral suspension were $17.5 million in the fourth quarter.  Par Pharmaceutical launched the product in October 2010.

•    Omeprazole sodium bicarbonate capsules: Net sales were $4.4 million for the fourth quarter 2010 compared to $13.5 million for the third quarter.  The decrease was due to higher trade inventories for the initial launch phase, which occurred in the third quarter.

•    Clonidine:  Net sales for the fourth quarter were $8.7 million compared to $7.8 million in the third quarter.  The increase was due to additional volume driven by customer buying patterns.  Net sales for the full year were $61.3 million.

•    Meclizine: Net sales for fourth quarter were $5.4 million compared to $6.2 million in the previous quarter.  The decrease was driven by a decline in volume and price due to competition.  Net sales for the full year were $31.2 million.

•   Tramadol ER:  Net sales for the fourth quarter 2010 were $6.1 compared to $5.5 million in the prior quarter.  Net sales for the full year were $22.6 million. Par Pharmaceutical remains one of only two suppliers of tramadol ER since its launch in November 2009.

•   Other generic products:  For the fourth quarter 2010, net sales from all other generic products were $68.2 million. When adjusted for certain events, fourth quarter net sales were $57.2 million. This compares to adjusted third quarter net sales of $62.2 million.

•   Megace® ES:  Net sales were $14.8 million for the fourth quarter compared to $16.8 million in the third quarter.  The decrease was due to a decrease in volume and an increase in returns.  Net sales for the full year were $60.9 million.

•   Nascobal® B12 Nasal Spray:  Net sales were $4.8 million for the three months ended December 31, 2010 compared to $4.9 million in the third quarter.  Net sales for the full year were $17.7 million.

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Total net revenues for the three months ended December 31, 2010, were $227.0 million compared to $290.3 million from prior year, principally driven by additional competition in metoprolol, meclizine, and clonidine.

Gross margin for the fourth quarter 2010 increased compared to the prior year due primarily to the launches of omeprazole, diazepam, and hydrocodone polistirex and chlorpheniramine polistirex, as well as increases in other generic products.  These gains were partially offset by lower metroprolol, clonidine and meclizine sales and the impact of U.S. healthcare reform enacted in 2010.

	4Q 2010		4Q 2009
	$	%	$	%
Key Par (Generic) Products (1)	$ 42.7	31.6%	$ 45.2	21.6%

All other Par (Generic)	36.2	53.1%	27.0	48.6%

Total Par (Generic)	$ 78.9	38.8%	$ 72.2	27.3%

Strativa (Branded) Products	$ 16.4	68.6%	$ 19.2	74.6%

Total (All Products)	$ 95.3	42.0%	$ 91.4	31.5%

(1)   2010 is comprised of metoprolol, clonidine, sumatriptan, omeprazole, meclizine and tramadol ER.  2009 does not include omeprazole and hydrocodone/chlorpheniramine, which were launched subsequent to 4Q 2009.

Research and development expenses were $12.9 million in the fourth quarter of 2010 compared to $19.7 million in the fourth quarter 2009.  The decrease was due primarily to the non-recurrence of an amendment with MonoSol Rx in the fourth quarter 2009.

Selling, general and administrative expenses for the fourth quarter 2010 increased to $52.1 million compared to $42.8 million in the fourth quarter of 2009.  This increase primarily reflects on-going direct expenditures supporting Strativa sales and marketing, driven primarily by an increase in the field force and other activities related to the 2010 launches of Oravig and Zuplenz, as well as higher legal fees and severance charges.

Cash and cash equivalents and marketable securities aggregate balance as of December 31, 2010 was $246.5 million and includes significant one-time cash outflows from the repayment of the outstanding balance of the Company’s Senior Subordinated Convertible Notes in the amount of $47.0 million and $63.0 million in payments to development partners.

Product and Pipeline Update

Strativa Pharmaceuticals launched Oravig® and Zuplenz™ (ondansetron) in the second half of 2010 and records revenues on an as-prescribed basis.

In November 2010, Par Pharmaceutical began shipping 10mg and 20mg strengths of a generic version of AstraZeneca’s Accolate® (zafirlukast) tablets. Par is the authorized generic for all strengths of AstraZeneca’s Accolate.  According to IMS Health data, annual sales in the U.S. for Accolate are approximately $50 million.

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On January 3, 2011, Par Pharmaceutical successfully launched all strengths of amlodipine besylate and benazepril hydrochloride capsules, the generic version of Novartis’ Lotrel®.  Par has been awarded 180 days of marketing exclusivity for the 5/40mg and 10/40mg strengths, commencing at launch, for being the first to file an ANDA containing a paragraph IV certification for the product.  According to IMS Health data, annual sales in the U.S. for these two strengths of Lotrel are approximately $361 million.

On January 3, 2011, Par Pharmaceutical successfully launched the 225mg, 325mg, and 425mg strengths of propafenone SR capsules, the generic version of GlaxoSmithKline’s Rythmol SR®.  Par Pharmaceutical has been awarded 180 days of marketing exclusivity, commencing at launch, for being the first to file an ANDA containing a paragraph IV certification for the product.  According to IMS Health data, annual sales in the U.S. of Rythmol are approximately $121 million.

Par Pharmaceutical along with third-party partners currently have approximately 29 ANDAs pending with the FDA, 11 of which it believes to be first-to-file opportunities with a brand value of approximately $8.0 billion.

Conference Call

Par Pharmaceutical Companies, Inc has scheduled a conference call for Thursday, February 24 at 9:00 am EST to discuss results for the fourth quarter and full year 2010.  The Company invites investors and the general public to listen to a webcast of the conference call.

Access to the live webcast can be made via the Company's website at www.parpharm.com.

Dial-in Information

Domestic:	866-383-8008
International:	617-597-5341
Passcode:	93413925

A replay of the conference call will be available for two weeks approximately one hour after the call.

Replay Information

Domestic:	888-286-8010
International:	617-801-6888
Passcode:	37412260

Non-GAAP Measures

Par Pharmaceutical Companies, Inc. (“the Company”) believes it prepared its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and pursuant to accounting requirements of the Securities and Exchange Commission.  In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful period-over-period comparison of the Company’s financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission.  The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in an attached schedule.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets.  In addition, management internally

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reviews the Company’s results excluding the impact of certain items, as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.  Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

About Par Pharmaceutical Companies, Inc.

Par Pharmaceutical Companies, Inc. is a US-based specialty pharmaceutical company.  Through its wholly-owned subsidiary’s two operating divisions, Par Pharmaceutical and Strativa Pharmaceuticals, it develops, manufactures and markets higher-barrier-to-entry generic drugs and niche, innovative proprietary pharmaceuticals. For press release and other company information, visit www.parpharm.com.

Safe Harbor Statement

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and, as such, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which could cause actual results and outcomes to differ materially from those expressed herein.  Risk factors that might affect such forward-looking statements include those set forth in Item 1A of the Company’s most recent Annual Report on Form 10-K, in other of the Company’s filings with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and on general industry and economic conditions.  Any forward-looking statements included in this news release are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.

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PAR PHARMACEUTICAL COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Revenues:
Net product sales	$217,483	$285,094	$980,631	$1,176,427
Other product related revenues	9,545	5,227	28,243	16,732
Total revenues	227,028	290,321	1,008,874	1,193,159
Cost of goods sold	131,760	198,983	635,343	859,206
Gross margin	95,268	91,338	373,531	333,953
Operating expenses:
Research and development	12,912	19,668	50,369	39,235
Selling, general and administrative	52,102	42,752	192,504	165,135
Settlements and loss contingencies, net	5,456	3,560	3,762	307
Restructuring costs	-	(246)	-	1,006
Total operating expenses	70,470	65,734	246,635	205,683
Gain on sale of product rights and other	25	-	6,025	3,200
Operating income	24,823	25,604	132,921	131,470
Gain on bargain purchase	-	-	-	3,021
Loss on extinguishment of senior subordinated convertible notes	-	(4,962)	-	(2,598)
(Loss) gain on marketable securities and other investments, net	(108)	-	3,459	(55)
Interest income	315	330	1,257	2,658
Interest expense	(151)	(1,078)	(2,905)	(8,013)
Income from continuing operations before provision for income taxes	24,879	19,894	134,732	126,483
Provision for income taxes	7,249	9,050	41,980	48,883
Income from continuing operations	17,630	10,844	92,752	77,600
Discontinued operations:
Provision for income taxes	126	144	21	672
Loss from discontinued operations	(126)	(144)	(21)	(672)
Net income	$17,504	$10,700	$92,731	$76,928

Basic earnings (loss) per share of common stock:
Income from continuing operations	$0.50	$0.32	$2.70	$2.30
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.02)
Net income	$0.50	$0.32	$2.70	$2.28

Diluted earnings (loss) per share of common stock:
Income from continuing operations	$0.48	$0.31	$2.60	$2.27
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.02)
Net income	$0.48	$0.31	$2.60	$2.25

Weighted average number of common shares outstanding:
Basic	34,878	33,773	34,307	33,679
Diluted	36,345	34,964	35,644	34,188

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PAR PHARMACEUTICAL COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2010 AND 2009

(In Thousands, Except Share Data)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$218,674	$121,668
Available for sale marketable debt securities	27,866	39,525
Accounts receivable, net	95,705	154,837
Inventories	72,580	80,729
Prepaid expenses and other current assets	17,660	14,051
Deferred income tax assets	26,037	26,356
Income taxes receivable	18,605	9,005
Total current assets	477,127	446,171

Property, plant and equipment, net	71,980	74,696
Available for sale marketable debt and equity securities	-	475
Intangible assets, net	95,467	69,272
Goodwill	63,729	63,729
Other assets	5,441	989
Non-current deferred income tax assets, net	69,488	68,495
Total assets	$783,232	$723,827

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$ -	$46,175
Accounts payable	23,956	22,662
Payables due to distribution agreement partners	25,310	58,552
Accrued salaries and employee benefits	16,397	16,072
Accrued government pricing liabilities	32,169	24,713
Accrued legal fees	7,084	5,941
Accrued expenses and other current liabilities	6,674	8,962
Total current liabilities	111,590	183,077

Long-term debt, less current portion	-	-
Other long-term liabilities	43,198	42,097
Commitments and contingencies	-	-

Stockholders' equity
Common Stock, par value $0.01 per share, authorized 90,000,000 shares; issued
38,872,663 and 37,662,231 shares	389	377
Additional paid-in capital	373,764	331,667
Retained earnings	329,129	236,398
Accumulated other comprehensive gain	137	357
Treasury stock, at cost 2,970,573 and 2,815,879 shares	(74,975)	(70,146)
Total stockholders' equity	628,444	498,653
Total liabilities and stockholders’ equity	$783,232	$723,827

Reconciliation Between Reported (GAAP); Adjusted Income from Continuing Operations and “Cash EPS”
(In Thousands, Except Per Share Data)
(Unaudited)
	Three Months Ended
	December 31,	December 31,
	2010	2009
Income from Continuing Operations	$17,630	$10,844

Litigation settlements and contingencies	2,741	3,500
Upfront and development milestone payments	-	10,500
(Gain)/loss on extinguishment of debt	-	4,962
Non-cash interest expense	-	575
Restructuring costs	-	(246)
Sum of adjustments, pre-tax	$2,741	$19,291
Estimated tax on adjustments	(1,042)	(7,331)
Adjusted Income from Continuing Operations (non-GAAP measure)	$19,329	$22,804

Amortization Expense	4,772	4,836
Estimated tax impact	(1,813)	(1,838)
Amortization Expense, net of tax	2,959	2,998
Adjusted Cash basis from Continuing Operations (non-GAAP measure)	22,288	25,802
“Cash EPS” from Continuing Operations (non-GAAP measure)	$0.61	$0.74

Diluted weighted average shares outstanding	36,345	34,964

	Twelve Months Ended
	December 31,	December 31,
	2010	2009
Income from Continuing Operations	$92,752	$77,600

Upfront and development milestone payments	19,000	11,500
Non-cash interest expense	1,571	4,399
Litigation settlements and contingencies	861	88
Abrika earn-out payment	(3,567)	-
Sale of product rights	(5,000)	(3,200)
(Gain)/loss on extinguishment of debt	-	2,598
Gain on bargain purchase	-	(3,021)
Restructuring costs	-	1,006
Sum of adjustments, pre-tax	$12,865	$13,370
Estimated tax on adjustments	(4,889)	(5,081)
Resolution of tax contingencies	(3,657)	-
Domestic manufacturing tax benefit	(2,009)	-
Adjusted Income from Continuing Operations (non-GAAP measure)	$95,062	$85,889

Amortization Expense	16,005	23,057
Estimated tax impact	(6,082)	(8,762)
Amortization Expense, net of tax	9,923	14,295
Adjusted Cash basis from Continuing Operations (non-GAAP measure)	104,985	100,184
“Cash EPS” from Continuing Operations (non-GAAP measure)	$2.95	$2.93

Diluted weighted average shares outstanding	35,644	34,188